EXHIBIT A

  Hudson's Grill of America, Inc.              For Immediate Release
  16970 Dallas Parkway                      Contact: Thomas A. Sacco
  Suite # 402                                Telephone: 972-931-9237
  Dallas, Texas 75248-1928            e-mail: sacco@hudsonsgrill.com

      Hudson's Grill Announces the Election of a New Director and the Status of Various Openings and Closings of Restaurants

      Monday, July 21, 1997


      Dallas, TX - Hudson's Grill of America, Inc., announced that on July 14, 1997, its directors elected Robert W. Fischer to fill a vacancy on the Board of Directors. Mr. Fischer has been Hudson's Grill's outside legal counsel since 1993 and has been involved with restaurants in the Dallas, Texas area for over 14 years. He has represented restaurants and has also operated them during this period. He is a partner in the law firm of Fischer & Sanger and is also a C.P.A.

      The Company also announced several closings and some prospective openings of restaurants. Hudson's Grill anticipates that new restaurants will be opening in Guatemala City, Guatemala, in August 1997, and one will be opening in Abingdon, Virginia, before Christmas 1997.

      As of July 13, 1997, an affiliate of Hudson's Grill has taken over the Westlake, California Hudson's Grill, and will run it until a buyer can be found. The location had been under a pending contract of sale, but the buyer and Hudson's Grill mutually agreed to terminate its sale. The prospective buyer had been operating the restaurant pending its sale.

      Hudson's Grill terminated its Burnet Road franchisee in Austin, Texas; the franchisee had filed for bankruptcy protection in May, but then decided to convert the case to a chapter 7 liquidation. In addition, Hudson's Grill's franchisee closed its Hudson's Grill food court operation in the Garden State Mall in Paramus, New Jersey. This was an experimental site; it was the first Hudson's Grill to be adapted for use in a food court location in a shopping mall. Additionally, Hudson's Grill noted that its franchise development agreements with Dr. S.L. Sethi and with Jotar, Inc., have terminated because both developers had failed to build or have under construction the required number of restaurants.

      The Company also announced that it had reduced the amount it was paying for consulting services provided by Dalms, Inc., which is the consulting company that provides the services of Thomas A. Sacco, the Company's Senior Vice President and director. The consulting agreement is now based at $90,000 per year with incentives based on the number of new Hudson's Grill franchises found by Dalms, Inc.

      Hudson's Grills are celebrating their 13th year of operation, and the Company is publicly traded over the counter under the NASDAQ symbol HDSG.